Exhibit 99.4

INSPRO TECHNOLOGIES CORPORATION

SHARES OF THE COMPANY’S PREFERRED STOCK

AND WARRANTS TO PURCHASE COMMON STOCK

OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO

HOLDERS OF RECORD OF COMMON STOCK AND PREFERRED STOCK OF

INSPRO TECHNOLOGIES CORPORATION

_________, 2016

To Our Clients:

Enclosed for your consideration is a Prospectus dated _________, 2016 (the “Prospectus”), and the “Instructions for Use of InsPro Technologies Corporation Subscription Rights Certificates” relating to the rights offering (the “Rights Offering”) by InsPro Technologies Corporation, a Delaware corporation (the “Company”), of non-transferable subscription rights (“Rights”) distributed to the holders of record of the Company’s common stock and preferred stock as of the close of business on January 31, 2016 (the “Record Date”), to subscribe for and purchase units (the “Units”) consisting of shares of the Company’s Series B Convertible Preferred Stock and a warrant to purchase additional shares of the Company’s common stock. The Rights are described in detail in the Company’s Prospectus, a copy of which is enclosed.

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on March 14, 2016, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, you will receive one Right for every 16,615 shares of common stock, one Right for every 831 shares of Series A Convertible Preferred Stock and one Right for every 830 shares of Series B Convertible Preferred Stock held on the Record Date. Each Right will entitle you to subscribe for one Unit consisting of 80 shares of the Company’s Series B Convertible Preferred Stock and a warrant to purchase 800 additional shares of the Company’s common stock that expires on November 20, 2017 at an exercise price of $0.15 per share (the “Basic Subscription Right”). The subscription price (the “Subscription Price”) is $240.00 per Unit, payable in cash.

In addition, each holder of Rights who exercises his or her Basic Subscription Right in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same cash price of $240.00 per Unit for Units that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Right (the “Excess Units”), subject to availability and proration as described below.

The Over-Subscription Privilege gives a holder of Rights the opportunity to purchase Excess Units in the event that other stockholders do not exercise all of their Basic Subscription Rights. The Over-Subscription Privilege entitles each Rights holder to subscribe for additional Units at a Subscription Price of $240.00 per Unit, subject to proration. If there are not enough Units available to fill all subscriptions for additional Units, the available Units will be allocated pro rata in proportion to the number of shares of common stock and preferred stock owned by a stockholder exercising the Over-Subscription Privilege, relative to the number of shares owned by all stockholders exercising the Over-Subscription Privilege on the record date. If this pro rata allocation results in any stockholder receiving a greater number of Units than the stockholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such stockholder will be allocated only that number of Units for which the stockholder oversubscribed, and the remaining Units will be allocated among all other stockholders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.

The Over-Subscription Privilege will only be available to a holder of Rights if (1) other Company stockholders do not fully exercise their Basic Subscription Rights and (2) the holder of Rights exercises his or her Rights pursuant to the Basic Subscription Right in full. Although each holder of Rights is guaranteed the right, pursuant to his or her Basic Subscription Right, to purchase that number of Units equal to the number of Rights received in the offering, the holder may not be able to purchase any of the Units that he or she seeks to purchase pursuant to the Over-Subscription Privilege. The actual number of Units available for purchase pursuant to each Rights holder’s Over-Subscription Privilege will depend upon whether the holder fully exercises his or her Basic Subscription Right and the number of Units purchased by the other Record Holders pursuant to their Basic Subscription Rights. See “The Rights Offering — The Subscription Rights —Over-Subscription Privilege.”

The Rights will be evidenced by non-transferable Rights certificates registered in your name or the name of your nominee and will be null and void and cease to have value at or after the Expiration Time.

The materials enclosed are being forwarded to you as the beneficial owner of the Company’s common stock or preferred stock carried by us in your account but not registered in your name. Exercises of Rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights. Once you have exercised your rights, you may not revoke that exercise.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at the Expiration Time. Once you have exercised your Basic Subscription Right and your Over-Subscription Privilege, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any Units to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE COMPANY AT (484) 654-2200.